Filed pursuant to Rule 433
Registration No. 333-222068
March 3, 2020

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Designation:	Senior Notes, Series K, due 2030	Senior Notes, Series L, due 2050
Principal Amount:	$400,000,000	$400,000,000
Maturity:	March 1, 2030	March 1, 2050
Coupon:	2.30%	3.25%
Interest Payment Dates:	March 1 and September 1	March 1 and September 1
First Interest Payment Date:	September 1, 2020	September 1, 2020
Day Count Convention:	30/360	30/360
Benchmark Treasury:	1.500% due February 15, 2030	2.375% due November 15, 2049
Benchmark Treasury Yield:	1.005%	1.609%
Reoffer Spread:	T+130 basis points	T+165 basis points
Yield to Maturity:	2.305%	3.259%
Price to Public:	99.956% of the principal amount thereof	99.829% of the principal amount thereof
Transaction Date:	March 3, 2020	March 3, 2020
Settlement Date:	March 5, 2020 (T+2)	March 5, 2020 (T+2)
Redemption Terms:
Make-whole call:	Prior to December 1, 2029 at a discount rate of the Treasury Rate plus 20 basis points	Prior to September 1, 2049 at a discount rate of the Treasury Rate plus 25 basis points
Par call:	On or after December 1, 2029 at par	On or after September 1, 2049 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	025537 AN1/US025537AN10	025537 AP6/US025537AP67
Joint Book-Running Managers:
BofA Securities, Inc.
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Ratings*:	Baa1 (Negative) by Moody’s Investors Service, Inc. BBB+ (Stable) by S&P Global Ratings, Inc., a division of S&P Global Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at (800) 294-1322, BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, J.P. Morgan Securities LLC collect at (212) 834-4533 or Mizuho Securities USA LLC toll-free at (866) 271-7403.